                                                       PURCHASE AGREEMENT

                                                         by and between

                                                        E-BIRCHTREE, LLC

                                                              and

                                                         E-CYPRESS, LLC

                                                          Dated as of

                                                         July 31, 2002

   .                    20

PAGE i

ARTICLE V          31

PAGE ii

                                                          PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 31st day of July, 2002, by and between
E-Birchtree, LLC, a Delaware limited liability company (the "Seller"), and E-Cypress, LLC, a Delaware limited liability company (the
"Buyer").

W I T N E S S E T H:

         WHEREAS, Williams Natural Gas Liquids, Inc., a Delaware corporation ("WNGL"), owned 100% of the issued and outstanding equity interests of Mid-America Pipeline Company, a Delaware corporation ("MAPCO"), and 80% of each class of  issued and outstanding capital stock of Seminole Pipeline Company, a Delaware corporation ("Seminole," and such interest in such capital stock, the
"Seminole Stock");

         WHEREAS, MAPCO was converted (the "MAPL Conversion") into Mid-America Pipeline Company, LLC, a Delaware limited liability company ("MAPL") and WNGL owned all of the issued and outstanding limited liability company interests in MAPL immediately following the MAPL Conversion (the "MAPL Membership Interests");

         WHEREAS, MAPL distributed ("Excluded Subsidiaries Distribution") all of its equity interests in the Juarez Pipeline Company and MAPL Investments, Inc. to WNGL (such entities, together with any subsidiaries of such entities, the "Excluded Subsidiaries");

         WHEREAS, Williams Midstream Natural Gas Liquids, Inc., a Delaware limited liability company ("WMNGL") owned (i) the natural gas liquids terminals described on Exhibit A to the Mapletree Purchase Agreement (defined below) and (ii) the storage and other facilities (the "Terminals and Storage Assets") described on Exhibit B to the Mapletree Purchase Agreement;

         WHEREAS, WMNGL formed and owned 100% of the issued and outstanding limited liability company interests (the "Sapling
Membership Interests") of Sapling, LLC, a Delaware limited liability company ("Sapling") and contributed the Terminals and Storage
Assets to Sapling (the "Sapling Asset Transfer");

         WHEREAS, WMNGL distributed the Sapling Membership Interests to The Williams Companies, Inc., a Delaware corporation ("WMB"), which then contributed the Sapling Membership Interests to WNGL, which then contributed the Sapling Membership Interests to MAPL
(such distribution and contribution, together with the Sapling Asset Transfer, collectively the "Sapling Contributions");

         WHEREAS, WNGL has formed and owned 100% of the issued and outstanding limited liability company interests (the "Mapletree
Membership Interests") of Mapletree, LLC, a Delaware limited liability company ("Mapletree");

         WHEREAS, WNGL contributed the MAPL Membership Interests to Mapletree (the "MAPL Contributions");

         WHEREAS, WNGL has formed and owned 100% of the issued and outstanding limited liability company interests of E-Oaktree, LLC, a Delaware limited liability company (the "Company") (such interests, the "Company Membership Interest");

         WHEREAS, WNGL contributed the Seminole Stock to the Company (the "Seminole Contributions");

         WHEREAS, except for the Class B Unit, as defined in the amended and restated limited liability company agreement of Seller
(the "Seller Golden Unit"), which unit has not been issued prior to the transactions contemplated by the Purchase Agreement by and between Seller and Enterprise Products Operating L.P. ("Buyer Parent") dated as of even date herewith (the "Mapletree Purchase
Agreement"), WNGL has formed and owns 100% of the issued and outstanding limited liability company interests of Seller ("Seller
Membership Interests" and together with the Company Membership Interest, the "Membership Interests");

         WHEREAS, WNGL contributed the Mapletree Membership Interests and the Company Membership Interest to Seller (the "Seller
Contributions" and, together with the Sapling Contributions, the Seminole Contributions and the MAPL Contributions, the
"Contributions");

         WHEREAS, upon the terms and subject to the conditions set forth herein the Seller desires to sell to the Buyer, and the
Buyer desires to purchase from Seller 98% of the Company Membership Interests (the "Subject Membership Interest").

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

                                                              ARTICLE I

                                                           SALE AND PURCHASE

Section 1.1       Agreement to Sell and to Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Seller shall sell, assign, transfer, convey and deliver to the Buyer the Subject
Membership Interest free and clear of any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever
("Encumbrances"), and the Buyer shall purchase and accept the Subject Membership Interest from Seller, in exchange for an aggregate purchase price of $254,800,000 payable as set forth in Section 1.4(b) (the "Purchase Price").

Section 1.2       Closing. The closing of the sale and purchase of Subject Membership Interest (the "Closing") shall take place at 10:00 A.M. one business day after the satisfaction or waiver of the last to be satisfied of the conditions contained in

Articles V and VI (other than those conditions that by their nature are to be fulfilled at Closing) or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Vinson and Elkins L.L.P., 1001
Fannin Street, Suite 2300, Houston, Texas 77002 or at such other place as the parties hereto shall agree in writing.

Section 1.3       Deliveries by the Seller.

(a)      On the date hereof, the Seller is delivering to the Buyer or its designee:

(i)      resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and a certificate of an officer of the Seller, dated as of the date of this Agreement, to the effect that such resolutions were duly adopted and are in full force and effect;

(ii)     a copy of the fairness opinion delivered by Merrill Lynch to Seller or its affiliates covering the transactions under this
         Agreement;

(iii)    a guaranty agreement, in form and substance reasonably satisfactory to the Buyer, duly executed by WMB and WNGL; and

(iv)     properly executed Internal Revenue Service Forms 8832 electing to treat the Seller and the Company as corporations for federal income tax purposes effective July 29, 2002, which forms shall be returned to Seller upon receipt of evidence that identical forms have been properly filed with the Internal Revenue Service.

(b)      At the Closing, the Seller shall deliver to the Buyer or its designee:

(i)      an amended and restated limited liability company agreement of the Company in the form and substance satisfactory to Buyer;

(ii)     resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and a certificate of an officer of the Seller, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect;

(iii)    a release, in form and substance reasonably satisfactory to the Buyer, duly executed by WMB and WNGL; and

(iv)     all other previously undelivered documents required to be delivered by the Seller to the Buyer at or prior to the Closing
         Date.

Section 1.4       Deliveries by the Buyer.

(a)      On the date hereof, the Buyer is delivering to the Seller resolutions of the Board of Directors of the general partner of the Buyer authorizing the execution, delivery and performance of this Agreement and a certificate of an officer of the general partner of the Buyer, dated as of the date of this Agreement, to the effect that such resolutions were duly adopted and are in full force and effect;

(b)      Upon the Closing, the Buyer shall deliver to the Seller:

(i)       the Purchase Price by delivery of cash, by wire transfer of immediately available funds to the account or accounts specified by the Seller in a written notice to be delivered to the Buyer two business days prior to the Closing;

(ii)     resolutions of the Board of Directors of the general partner of the Buyer authorizing the execution, delivery and performance of this Agreement and a certificate of an officer of the general partner of the Buyer, dated as of the date of this Agreement, to the effect that such resolutions were duly adopted and are in full force and effect;

(iii)    an amended and restated limited liability company agreement of the Company in the form and substance satisfactory to the
         Buyer; and

(iv)     all other previously undelivered documents required to be delivered by the Buyer to the Seller at or prior to the Closing
         Date.

                                                                ARTICLE II

                                             REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants as follows:

Section 2.1       Corporate Organization. The Seller and the Company are each limited liability companies duly organized and validly existing under the laws of Delaware.  The Seller, the Company and each of the Subsidiaries (as defined below in Section
2.3) of the Company have all requisite power and authority and all governmental licenses, authorizations, permits, consents and approvals to own their respective properties and assets and to conduct their businesses as now conducted, except for immaterial failures to have such licenses, authorizations, permits, consents and approvals.  The Seller, the Company and each of the
Subsidiaries of the Company are duly qualified to do business as a foreign entity and are in good standing in every jurisdiction where the character of the properties owned or leased by them or the nature of the business conducted by them makes such qualification necessary, except where the failure to be so qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect (as defined in Section 9.13).  Schedule 2.1 sets forth all of the jurisdictions in which the Seller, the Company and each of the Subsidiaries of the Company are qualified to do business.  Copies of the Organizational
Documents (as defined below) of the Seller and each of its Subsidiaries with all amendments thereto to the date hereof, have been furnished by the Seller to the Buyer or their representatives, and such copies are accurate and complete as of the date hereof.
"Organizational Documents" shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of a particular entity.

Section 2.2       Capitalization; Title. Prior to the issuance of the Seller Golden Unit to Buyer Parent, all of the
outstanding Seller Membership Interests are owned of record and beneficially by WNGL, free and clear of any Encumbrances.  The outstanding Company Membership Interest is owned of record and beneficially by Seller, free and clear of any Encumbrances.  The
Seminole Stock is owned of record and beneficially by the Company, free and clear of any Encumbrances except as set forth on
Schedule 2.2.  All of the Membership Interests and the Seminole Stock have been duly authorized and validly issued.  Except for this Agreement, the Mapletree Purchase Agreement and as set forth on Schedule 2.2, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the
Membership Interests.  There are no voting trusts or other agreements or understandings to which any of the Seller or any of its
Subsidiaries is a party with respect to the voting of the Membership Interests.  There is no indebtedness of the Company having general voting rights issued and outstanding.  Except for this Agreement and the Seminole Purchase Agreement, there are no outstanding obligations of any person to repurchase, redeem or otherwise acquire outstanding Membership Interests or any securities convertible into or exchangeable for any Membership Interests.  The Seller has valid and marketable title to the Subject Membership
Interest and the sale and transfer of the Subject Membership Interest by the Seller to the Buyer hereunder will transfer title to the
Subject Membership Interest to the Buyer free and clear of any Encumbrances.

Section 2.3       Subsidiaries and Equity Interests. Except for the Company, MAPL, Sapling, Mapletree and Seminole, which are
Subsidiaries of the Seller, the Seller does not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other person or any interests in any other asset.  Except for the Seminole Stock, the Company does not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other person. "Subsidiary" shall mean, with respect to a specified person, any person in which such specified person owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments.  The Company and each of its

Subsidiaries do not have any rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another person.  All references in this Agreement to the Company and its Subsidiaries shall in no way be deemed to include any reference to assets or businesses previously owned by the Company or its Subsidiaries which were distributed out of such entities (including, without limitation, the Excluded Subsidiaries) prior to the Closing.

Section 2.4       Validity of Agreement; Authorization. The Seller has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by the Seller, and no other proceedings on the part of the Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each of the Seller and constitutes the Seller's valid and binding obligation enforceable against the Seller in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles).  Each of the Seminole Contribution and the contribution of the Company Membership Interest to the
Seller (collectively, the "Reorganization Transactions") were duly authorized, and the instruments executed in connection therewith
(the "Reorganization Instruments") were duly executed and constitute the valid and binding obligations enforceable against the parties thereto (the "Reorganization Parties") in accordance with their terms (except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles).

Section 2.5       No Conflict or Violation. Except as set forth on Schedule 2.5, (x) the execution, delivery and performance by the Seller of this Agreement and the documents to be delivered at the Closing and (y) the execution, delivery and performance of the Reorganization Instruments by the Reorganization Parties, does not and will not:

(a)      violate or conflict with any provision of the Organizational Documents of the Seller, the Company or any of its Subsidiaries
         or any other Reorganization Party;

(b)      materially violate any applicable provision of a material law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any foreign, federal, tribal, state or local government, court, arbitrator, agency or commission or other governmental or regulatory body or authority ("Governmental Authority");

(c)      materially violate, result in a material breach of, constitute (with due notice or lapse of time or both) a material default or cause any material obligation, penalty or premium to arise or accrue under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under (i) any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which the Seller, the

         Company, or any of its Subsidiaries or any other Reorganization Party are a party or by which any of them is bound or to which any of their respective properties or assets is subject or (ii) any mortgage, security agreement, trust indenture, loan or debt agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which the Seller or any of its affiliates, the Company, any of its Subsidiaries or any other Reorganization Party is a party or by which any of them is bound or to which any their respective properties or assets is subject; or

(d)      result in the creation or imposition of any Encumbrance except Permitted Encumbrances upon any of the properties or assets of the Seller or any of its affiliates, the Company or any of its Subsidiaries.

Section 2.6       Consents and Approvals. Except as set forth on Schedule 2.6, no material consent, approval, authorization, license, order or permit, or declaration, filing or registration with, or notification to any Governmental Authority or any other person, is required to be obtained by the Seller or the Seller's affiliates (including, without limitation, the Company and its Subsidiaries) in connection with the Reorganization Transactions, the execution and delivery of this Agreement by the Seller or the performance of the Seller's obligations hereunder.  Except as set forth on Schedule 2.6, the Reorganization Transactions do not (a) breach, violate or result in any default under any agreements or instruments to which the Seller or any of the Seller's affiliates (including the Company and its Subsidiaries) are parties or otherwise are bound or (b) trigger, violate or otherwise create any right in or for any person under any right of first refusal, preferential rights to purchase or similar rights applicable in connection with the Reorganization Transactions or the transactions contemplated by this Agreement.

Section 2.7       Financial Statements.  The Seller has heretofore furnished to the Buyer copies of the audited financial statements of Seminole as of December 31, 2001 and the unaudited financial statements of Seminole as of June 30, 2002 (collectively, the "Financial Statements"). The Financial Statements were prepared on the basis of the information contained in the books and records of Seminole in accordance with U.S. generally accepted accounting principles consistently applied.  Except as described on
Schedule 2.7, the Financial Statements fairly present in all material respects the financial position, results of operations and changes in cash flow of Seminole as of the dates of such Financial Statements and for the periods then ended (subject to normal year-end audit adjustments consistent with prior periods).

Section 2.8       Absence of Certain Changes or Events. Except as set forth in Schedule 2.8(a) and except for the
Reorganization Transactions, since (x) December 31, 2001, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (y) June 30, 2002, neither the Company nor any of its Subsidiaries has taken any of the actions described in Section 4.1(a), except in connection with entering into this Agreement.  Since June 30, 2002, there has not been:

(a)      any material destruction of, damage to, or loss of, any material asset of the Company or its Subsidiaries (whether or not covered by insurance) that has not been repaired or replaced;

(b)      any material citation received, or to the Seller's knowledge, any other citation received by the Seller, the Company or any of its Subsidiaries for any material violations of any act, law, rule, regulation, or code of any Governmental Authority related to the activities or business of the Seller, the Company or any of its Subsidiaries; or

(c)      any other event or condition of any character that has had, or would reasonably be expected to have, a Material Adverse
         Effect.

Section 2.9       Tax Matters.

(a)      For purposes of this Agreement, (i) "Tax Returns" shall mean returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns; (ii) "Tax" or "Taxes" shall mean any and all Federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties; (iii) the "Code" shall mean  the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision of succeeding law) and (iv) "Treasury Regulations" shall mean the Income Tax Regulations promulgated under the
         Code, as such regulations may be amended from time to time.

(b)      Except as disclosed on Schedule 2.9, (i) all income and other material Tax Returns required under applicable law to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all income and other material Taxes required to be paid by or with respect to the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid; (iv)
         there is no action, suit, proceeding, audit or claim now pending or threatened in writing against, or with respect to, the
         Company or any of its Subsidiaries in respect of any income or other material Tax or income or other material Tax assessment; (v) all deficiencies or assessments asserted against or with respect to income or other material Taxes of the
         Company or any of its Subsidiaries by any Tax authority have been paid or fully and finally settled and, to the knowledge of
         Seller, no issue previously raised in writing by any such Tax authority reasonably could be expected to result in a material assessment on or after the date hereof; (vi) no written claim has been made by any Tax authority in a jurisdiction where the
         Company or any of its Subsidiaries does not currently file a Tax Return that any of them are or may be subject to Tax by such jurisdiction, nor to the Seller's knowledge has any such assertion been threatened in writing; (vii) there are no extensions or outstanding requests for extensions of time within which to pay Taxes or file Tax Returns of or with respect to the Company or any of its Subsidiaries; (viii) there has been no waiver, extension or request for extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries;
         (ix) valid elections to treat the Seller and the Company as corporations effective July 29, 2002 for federal income tax purposes have been filed with the Internal Revenue Service; (x) the Seller is not a "foreign person" within the meaning of
         Section 1445 of the Code; (xi) neither the Company nor any of its Subsidiaries is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;
         (xii) each of the Company and its Subsidiaries has withheld and paid all material Taxes required to be withheld by it in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (xiii)
         there are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively "Liens") on the assets of the Company or any of its Subsidiaries relating to or attributable to
         Taxes, other than Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings;
         (xiv) each of the Seller, the Company and its Subsidiaries are members of the affiliated group, within the meaning of
         Section 1504 of the Code, of which WMB is the common parent (the "Seller Parent Group") (Seminole having been a member since
         March 27, 1998); (xv) neither the Company nor any of its Subsidiaries, except for Seminole, has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes, other than the Seller Parent Group; (xvi) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Seller Parent Group) under Treasury
         Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xvii) neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162(m) of the Code; (xviii) neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e)
         of the Code) in conjunction with the transactions contemplated by this Agreement; (xix) none of the assets or properties of the Company or any of its Subsidiaries is required to be treated as tax-exempt use property within the meaning of Section

         168(h)(1) of the Code; (xx) neither the Company nor any of its Subsidiaries has participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4T or participated in a transaction that has been disclosed pursuant to IRS Announcement 2002-2, 2002-2 I.R.B. 304; and (xxi) the Financial Statements include adequate provision under generally accepted accounting principles for all unpaid Taxes of the Company and its Subsidiaries as of the date thereof.

Section 2.10      Absence of Undisclosed Liabilities.

(a)      Except as disclosed on Schedule 2.10, the Company and its Subsidiaries have no material, individually or in the aggregate, indebtedness or liability, absolute or contingent, direct or indirect, which is not shown or provided for in the
         Financial Statements other than liabilities incurred or accrued in the ordinary course of business (including liens for current Taxes not yet due and payable and assessments not in default) since December 31, 2001.  Except for liabilities arising in connection with its ownership of the Company or Mapletree or under the Mapletree Purchase Agreement, Seller has no indebtedness or liability, absolute or contingent, direct or indirect.

(b)      None of the Company or any of its Subsidiaries is obligated for any "off balance sheet indebtedness" which, but for the structure of such indebtedness would be required to be reflected on a balance sheet in accordance with generally accepted accounting principles.

Section 2.11      Real and Personal Property; Sufficiency of Assets of the Company

(a)      Except as set forth on Schedule 2.11(a), the Company or one of its Subsidiaries owns marketable fee title to, or holds a valid leasehold interest in, or right-of-way easements through (collectively, the "Rights of Way") all material real property (collectively, "Real Property") used or necessary for the conduct of the Company's and its Subsidiaries'
         businesses, as they are presently conducted and as conducted immediately prior to the Contributions and except for the
         Omnibus Excluded Assets, the Company or one of its Subsidiaries has good and valid title to all of the material tangible assets used or necessary for the conduct of the Company's and its Subsidiaries' businesses as they are presently conducted and as conducted immediately prior to the Contributions or which material tangible assets are reflected on the Financial
         Statements (except for assets sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Financial Statements) and (ii) all such material Real Property and assets (other than Rights of Way) are owned or leased by the Company or its Subsidiaries free and clear of all Encumbrances, except for (A) Encumbrances set forth on Schedule
         2.11(a), (B) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith in appropriate proceedings, (C) rights of way, laws, ordinances and regulations affecting building use and occupancy (collectively, "Property Restrictions") imposed or promulgated by law or any Governmental Authority with respect to Real Property, including zoning regulations, provided they do not materially adversely affect the current use of the applicable real property, and (D) mechanics', carriers', workmen's and repairmen's liens and other Encumbrances of any kind, if any, which do not materially detract from the value of or materially interfere with the present use of any Real Property or assets subject thereto or affected thereby and which have arisen or been incurred in the ordinary course of business
         (clauses (A) through (D) above are referred to collectively as "Permitted Encumbrances").  All Rights of Way used or necessary for the conduct of the Company's and its Subsidiaries' businesses, as they are presently conducted and as conducted immediately prior to the Contributions, are owned or leased by the Company or one of its Subsidiaries, free and clear of all Encumbrances created by the Seller, any affiliate of the Seller, the Company or any Subsidiary of Company,
         except for the Permitted Encumbrances.  The Pipeline Systems are contiguous to all points of delivery and receipt, except for such failures to be contiguous that, individually or in the aggregate, would not reasonably be expected to have a
         Material Adverse Effect.

(b)      There are no material structural defects relating to any of the improvements to the Real Property (including, without limitation, the Pipeline Systems) and all tangible assets and seasonal property used or necessary for the conduct of the
         Company's and its Subsidiaries' businesses, as they are presently conducted and as conducted immediately prior to the
         Contributions, are in good operating condition, ordinary wear and tear and obsolescence excepted. To the Company's knowledge, all improvements to the real property used or necessary for the conduct of the Company's and its Subsidiaries'
         businesses, as they are presently conducted and as conducted immediately prior to the Contributions, do not encroach in any respect on property of others (other than encroachments that would not materially impair the operations of the Company and its Subsidiaries currently conducted thereon).

(c)      Except as set forth on Schedule 2.11(c) and except for the Omnibus Excluded Assets, the assets owned, leased or licensed by the Company and its Subsidiaries constitute all of the assets and rights used by the Seller, the Seller's affiliates, the Company and its Subsidiaries to conduct the businesses of the Company and its Subsidiaries and the operation of the Pipeline Systems as they are presently conducted and as conducted immediately prior to the Contributions.

(d)      Except as set forth on Schedule 2.11(d), there is no pending or, to the Seller's knowledge, threatened condemnation of any part of the Real Property used or necessary for the conduct of the Company's and its Subsidiaries' businesses, as they are presently conducted and as conducted immediately prior to the Contributions, by any Governmental Authority which would materially adversely affect the Company's or its Subsidiaries' use of such Real Property.

Section 2.12      Regulatory Matters.

(a)      None of the Company or any of its Subsidiaries is a "Natural Gas Company" as that term is defined in Section 2 of the
         Natural Gas Act ("NGA").  None of the Company or its Subsidiaries is a "public utility company," "holding company" or
         "subsidiary" or "affiliate" of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935
         (the "1935 Act").  No approval of (i) the Securities and Exchange Commission under the 1935 Act or (ii) FERC under the NGA, the Interstate Commerce Act ("ICA") or the Federal Power Act is required in connection with (x) the Reorganization
         Transactions, (y) the execution of this Agreement by the Seller or (z) the performance of the transactions contemplated hereby by the Seller.

(b)      Reserved.

(c)      The Company and its Subsidiaries have all licenses, permits and authorizations (other than licenses or permits for the use of land) issued or granted by Governmental Authorities that are necessary for the conduct of the Company's and its
         Subsidiaries' businesses, as they are presently conducted and as conducted immediately prior to the Contributions, except for such failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse
         Effect.

Section 2.13      Intellectual Property.

(a)      Except as set forth on Schedule 2.13(a) and for such matters as would not have a Material Adverse Effect, each of the
         Company and its Subsidiaries owns all right, title and interest in and to, or has a valid and enforceable license or other right to use, all the Intellectual Property (as defined below) used by the Company in connection with its business, which represents all Intellectual Property rights necessary for the Company to conduct its business as presently conducted.

(b)      Neither the Company nor any of its Subsidiaries has violated, materially infringed upon or unlawfully or wrongfully used the intellectual property of others, and neither of the Company's nor any of its Subsidiaries' Intellectual Property or any
         related rights as used in the businesses now or heretofore conducted by the Company or any of its Subsidiaries, materially infringes upon or otherwise materially violates the rights of others, nor has any person or Governmental Authority asserted in writing a material claim of such infringement or misuse or initiated (or indicated in writing any present or future intention to initiate) any material proceeding with respect to such Intellectual Property.

(c)      Except as set forth on Schedule 2.13(c), neither the Company nor any of its Subsidiaries will from and after the
         Closing be obligated to make any payments for royalties, fees or otherwise to any person in connection with any of the

         Company's or any of its Subsidiaries' Intellectual Property.  None of the Seller, the Company or any of its Subsidiaries is
         aware of any infringement of the Company's or any of its Subsidiaries' Intellectual Property, and there are no pending infringement actions against another for infringement of the Company's or any of its Subsidiaries' Intellectual Property or
         theft of trade secrets.

(d)      The only representations and warranties given in respect of Intellectual Property and matters and agreements relating thereto are those contained in this Section 2.13, and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation and warranty in respect of Intellectual Property and matters or agreements relating thereto.

(e)      As used in this Agreement, "Intellectual Property" shall mean the trademarks, service marks, trade names, inventions, trade secrets, copyrights and domain names used in connection with the Company's or its Subsidiaries' businesses.

Section 2.14      Compliance with Law.  Except as relates to Tax matters (which are provided for in Section 2.9), NGA,
ICA and the 1935 Act matters (which are provided for in Section 2.12), or environmental, health and safety matters (which are provided for in Section 2.21) and except as set forth on Schedule 2.14, the operations of the Company, its Subsidiaries and their respective Assets have been conducted in material compliance since December 31, 2001, with all applicable material laws, licenses, regulations, orders and other material requirements of all Governmental Authorities having jurisdiction over the Company and any Subsidiary and their assets, properties and operations. Except as relates to Tax matters (which are provided for in
Section 2.9), NGA, ICA and the 1935 Act matters (which are provided for in Section 2.12) or environmental, health and safety matters (which are provided for in Section 2.21), none of the Seller, the Seller's affiliates, the Company or its
Subsidiaries has materially violated, been charged with materially violating or, to the knowledge of Seller or any of its affiliates, been threatened with a charge of materially violating of any such law, license, regulation, order or other legal requirement, or are in material default with respect to any material order, writ, judgment, award, injunction or decree of any Governmental Authority, in each case as applicable to the Company, its Subsidiaries or any of the Company's and its Subsidiaries' assets, properties or operations.

Section 2.15      Litigation.  Except as set forth on Schedule 2.15 as of the date hereof, there are no Legal
Proceedings (as hereinafter defined) pending or, to the knowledge of the Seller, the Seller's affiliates, the Company or its
Subsidiaries, threatened against or involving the Seller, any of the Seller's affiliates, the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to:

(a)      incur damages or costs to the Company or any of its Subsidiaries in excess of $500,000;

(b)      have a Material Adverse Effect; or

(c)      materially impair or delay the ability of the Seller to perform their obligations under this Agreement or consummate the transactions contemplated by this Agreement.

         Except as set forth on Schedule 2.15 as of the date hereof, there is no order, judgment, injunction or decree of any
Governmental Authority outstanding against the Seller, the Company or any of its Subsidiaries or any of Seller's affiliates with respect to the Assets that, individually or in the aggregate, would have any effect referred to in the foregoing clauses (a) and (b).
"Legal Proceeding" shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings before any Governmental Authority.

Section 2.16      Contracts. Except for Commitments (as defined below in Section 2.16(o)) listed on Schedule
2.13(a) or Schedule 2.18(a), Schedule 2.16 sets forth (subject to the dollar amount limitations of clauses (b) or
(c) below) a true and complete list of the following contracts, agreements, instruments and commitments to which the Company or any of its Subsidiaries is a party or otherwise relating to or affecting any of the Assets or the operations of the Company or any of its
Subsidiaries, whether written or oral:

(a)      any material contracts, agreements and commitments not made in the ordinary course of business;

(b)      contracts calling for payments by or to the Company or any of its Subsidiaries of amounts greater than $1,000,000;

(c)      contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures and promissory notes and similar documents relating to the borrowing of money or for lines of credit;

(d)      agreements with respect to the sharing or allocation of Taxes or Tax costs;

(e)      agreements for the sale of any material assets, property or rights other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any material assets, property or rights;

(f)      documents granting any power of attorney with respect to the affairs of the Company or its Subsidiaries;

(g)      suretyship contracts, performance bonds, working capital maintenance, support agreements, contingent obligation agreements and other forms of guaranty agreements;

(h)      any material contracts or commitments limiting or restraining the Company or any Subsidiary from engaging or competing in any lines of business or with any person;

(i)      with respect to natural gas liquids, any transportation agreements, product purchase agreements, fractionation agreements, processing agreements, balancing agreements, interconnection agreements and storage agreements other than terminaling contracts terminable on notice of one year or less;

(j)      any collective bargaining agreements;

(k)      any contracts between the Company or its Subsidiaries, on the one hand, and the Seller or its affiliates (other than the
         Company or its Subsidiaries), on the other hand;

(l)      any indemnification agreements not made in the ordinary course of business;

(m)      any material partnership, joint venture or similar agreements;

(n)      capital leases; and

(o)      all amendments, modifications, extensions or renewals of any of the foregoing (the types of contracts, agreements and documents described in subsections (a) through (o) are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment").

         Each Commitment is valid, binding and enforceable against the Company and/or each Subsidiary of the Company that is a party thereto in accordance with its terms, and in full force and effect on the date hereof (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors'
rights generally or by general equitable principles).  The Company and each of its Subsidiaries, as the case may be, have performed in all material respects all obligations required to be performed by them under, and are not in material default or breach of in respect of, any Commitment, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of the Seller and the Company or any of its Subsidiaries, no other party to any Commitment is in default in any material respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Seller has made available to the Buyer or its representatives true and complete originals or copies of all the
Commitments and a copy of every material default notice received by the Seller or the Company or any of its Subsidiaries during the past one year with respect to any of the Commitments.

Section 2.17      Books and Records of the Company. The books of account, minute books, record books, and other records of the
Company and its Subsidiaries, all of which have been made available to the Buyer or its representatives, are complete and correct in all material respects.

Section 2.18      Employee Plans.

(a)      Except as set forth in Schedule 2.18(a), neither the Company nor any of its Subsidiaries sponsors or maintains or has any liability or obligation with respect to, and at any time during the past five years or, if longer, for any period for which an applicable statute of limitations has not expired, has not sponsored, maintained or had any liability or obligation with respect to, any "employee benefit plan," as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended
("ERISA"), or any other bonus, pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral ("Employee Plans"), in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employees of the Company.  Schedule 2.18(a) sets forth a true and complete list of all Employee Plans which cover, are maintained for the benefit of, or relate to any or all employees of the Seller or its affiliates who are assigned to or perform services primarily for the business of the Company or its
Subsidiaries (the "Business Employees," and such Employee Plans hereinafter referred to as the "Seller Plans").  For purposes of determining Business Employees, a person shall be deemed to be performing services primarily for the business of the Company or any of its Subsidiaries if such person spends at least 50% of their working time in the conduct of the business of operations of the
Company or its Subsidiaries.

(b)      The Company and its Subsidiaries have no current or former employees.  Schedule 2.18(b) sets forth a true and complete list showing the names of all Business Employees.  Except as set forth on Schedule 2.18(b), there are no contracts, agreements, plans or arrangements covering any Business Employee with "change of control", severance or similar provisions that would be triggered as a result of the consummation of this Agreement or that could otherwise result in liability to the Company or its
Subsidiaries.  To the Seller's and the Company's knowledge, no Business Employee is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's efforts to promote the interests of the Company or the
Buyer or that would conflict with the Company's or its Subsidiaries' business as conducted or proposed to be conducted.

(c)      None of the employees who provide services to the Company or its Subsidiaries are covered by collective bargaining agreements and, to the Seller's knowledge, there are no union or labor organization efforts respecting such employees.

(d)      Neither the Company nor any of its Subsidiaries will have any liability to any person for compensation pursuant to employment or termination of employment as a result of consummating the transactions contemplated by this Agreement.

Section 2.19      Insurance.

(a)      Schedule 2.19 sets forth a true and complete list of all policies of property and casualty insurance, including crime insurance, liability and casualty insurance, property insurance, business interruption insurance, workers' compensation, excess or umbrella liability insurance and any other type of property and casualty insurance insuring the properties, assets, employees and/or operations of the Company or its Subsidiaries (collectively, the "Policies"). Upon request, the
         Seller will make available to the Buyer certificates of insurance and insurance summaries from the insurance broker evidencing the existence of the Policies.  All premiums payable under such Policies have been paid in a timely manner and the Seller, the Seller's affiliates, the Company and the Company's Subsidiaries have complied fully with the terms and conditions of all such Policies.

(b)      Except as set forth on Schedule 2.19, all such Policies are in full force and effect and coverage of the Company and its Subsidiaries under the Policies will terminate upon the Closing Date.  The Seller shall use its reasonable best efforts to cause the Company and its Subsidiaries to maintain the coverage under all Policies (or replacements thereof for Policies expiring prior to the Closing Date) in full force and effect through the Closing Date.  Neither the Company nor any of its
         Subsidiaries is in default under any provisions of the Policies, and there is no claim by the Seller, the Seller's affiliates, the Company or any Subsidiary of the Company or any other person pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies.  Except as set forth on
         Schedule 2.19, none of the Seller, the Seller's affiliates, the Company or any Subsidiary of the Company has received written notice from an insurance carrier issuing any Policies that alteration of any equipment or any improvements located on Real Property, purchase of additional equipment, or modification of any of the methods of doing business of the Company or its Subsidiaries, will be required or suggested after the date hereof. The Policies are adequate in accordance with industry standards, the requirements of any applicable agreements and are in at least the minimum amounts required by, and are otherwise sufficient for purposes of, any currently applicable law, rule, or regulation of any Federal, state or local government, agency or authority, including, without limitation, environmental regulations. All Policies are of at least like character and amount as are customarily carried by like businesses similarly situated.

Section 2.20      Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 2.20 and for intercompany transactions in the ordinary course of business, since December 31, 2001, there have been no transactions between the
Company or its Subsidiaries and any director, officer, employee, stockholder, member or other "affiliate" (as such term is defined in
Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) of the Company, or any Subsidiary or the Seller,
including, without limitation, loans, guarantees or pledges to, by or for the Company or Subsidiary from, to, by or for any of such persons. Except as set forth on Schedule 2.11(d), neither the Seller nor any of their "affiliates" (as such term is defined in
Rule 405 under the Securities Act) (other than the Company or any Subsidiary) owns or has any rights in or to any of the assets, properties or rights used by the Company or its Subsidiaries in the ordinary course of their business.

Section 2.21      Environmental; Health and Safety Matters.

                           (a)   Except as set forth on Schedule 2.21:

(i)      the Company and its Subsidiaries and their respective operations and the Assets are in material compliance with all applicable Environmental Laws, and have been in material compliance with Environmental Laws and, in the case of pipeline safety, prudent industry practices, except for non-compliance that would not reasonably be expected to result in the Company or its Subsidiaries incurring material liabilities under applicable Environmental Laws;

(ii)     none of the Seller, the Company or its Subsidiaries has received any written request for information, or has been notified that it is a potentially responsible party, under CERCLA (as hereinafter defined) or any similar state law with respect to any on-site or off-site location for which material liability is currently being asserted against them with respect to the activities or operations of the Company or its Subsidiaries;

(iii)    there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or to their knowledge threatened, involving the Company or its Subsidiaries relating to (A)
         their compliance with any Environmental Law, or (B) the release, disposal, discharge, spill, treatment, storage or recycling of Hazardous Materials into the environment at any location which would reasonably be expected to result in the Company or any Subsidiary incurring any material liability under Environmental Laws;

(iv)     the Company and its Subsidiaries have obtained, currently maintain and are in material compliance with all material licenses which are required under Environmental Laws for the operation of their respective businesses (collectively,
         "Environmental Permits"), all such material Environmental Permits are in effect and no appeal nor any other action is pending to revoke any such material Environmental Permit;

(v)       there have been no Releases of Hazardous Materials at any current or former property owned, leased or operated by the
         Company or its Subsidiaries that are reasonably likely to result in material liabilities under applicable
         Environmental Laws after the Closing Date;

(vi)     there have been no ruptures in the Pipeline Systems resulting in injury, loss of life, or material property damage, except to the extent that any liabilities or costs arising as a result of such ruptures have been fully resolved so that the Seller does not expect that the Company or its Subsidiaries will incur material liabilities or costs after the
         Closing Date; and

(vii)    to the knowledge of the Seller and its affiliates, there are no defects, corrosion or other damage to any of the Pipeline
         Systems that would create a material risk of pipeline integrity failure.

(b)      The following terms shall have the following meanings:

         "Environmental Claim" shall mean any notice of violation, action, claim, lien, demand, abatement or other order or directive
(conditional or otherwise) by any person or Governmental Authority for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment (including natural resources), nuisance, pollution, contamination, trespass or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise; (ii) the transportation, storage, treatment or disposal of Hazardous Materials; or (iii) the violation, or alleged violation, of any Environmental Laws or Permits issued thereunder.

         "Environmental Law" shall mean current local, county, state, federal,  and/or foreign law (including common law), statute, code, ordinance, rule, regulation or other legal obligation relating to the protection of the environment or natural  resources, including,  without  limitation,  the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended  ("CERCLA"),  the Resource Conservation  and Recovery Act (42 U.S.C. section 6901 et seq.), as amended ("RCRA"), the Federal Water Pollution  Control Act (33 U.S.C.  section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), as amended, the  Occupational Safety and Health
Act (29 U.S.C. section 651 et seq.), as amended, the Federal Natural Gas Pipeline  Safety Act of 1968, as amended, the  Hazardous
Materials Transportation  Act (49  U.S.C.  section  1801 et  seq.), as  amended, the Oil Pollution Act (33 U.S.C.  section 2701 et seq.), the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended, analogous state, tribal or local laws, and any similar, implementing or successor law, and any amendment,  rule, regulation, or directive issued thereunder.

         "Hazardous Material" shall mean any substance, material or waste which is regulated by any Environmental Law as hazardous, toxic, a pollutant, contaminant or words of similar meaning including, without limitation, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

         "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material.

(c)       The representations set forth in this Section 2.21 are the Seller's sole and exclusive representation and warranties related to any environmental matters.

Section 2.22      Brokers.  Neither Seller nor any of Seller's affiliates has employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby for which the Buyer, the Buyer's affiliates, the
Company or any of the Subsidiaries of the Company would be responsible for paying any fee, commission or other amount.

Section 2.23      No Default.  The Company and each of its Subsidiaries is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under (a) any judgment, order or injunction of any court, arbitrator or governmental agency or (b) any other agreement, contract, lease, license or other instrument, which default, in the case of either clause (a) or (b), might reasonably be expected to have a Material Adverse Effect or prevent, hinder or delay consummation of the transactions contemplated by this Agreement.

Section 2.24      Contemporaneous Transactions.  The Contemporaneous Transactions (as hereinafter defined) have been consummated.  The term "Contemporaneous Transactions" shall mean that certain Consent and Fourth Amendment of even date herewith to that certain Credit Agreement dated as of July 25, 2000 among The Williams Companies, Inc., Northwest Pipeline Corporation,
Transcontinental Gas Pipe Line Corporation, and Texas Gas Transmission Corporation, as Borrowers, the financial institutions from time to time party thereto, The Chase Manhattan Bank and Comemrzbank AG, as Co-Syndication Agents, Credit Lyonnais New York Branch,
as Documentation Agent, and Citibank, N.A., as Agent, as amended by a letter agreement dated as of October 10, 2000, by a Waiver and
First Amendment dated as of January 31, 2001, by a Second Amendment to Credit Agreement dated as of February 7, 2002, by a Third
Amendment dated as of March 3, 2002.

Section 2.25      Bank Accounts.  Schedule 2.25 includes the names and locations of all banks in which the Seller or any of its affiliates (including the Company and its Subsidiaries) has an account or safe deposit box relating to the business or operations conducted by the Company or its Subsidiaries.

Section 2.26      Reserved.

Section 2.27      Reserved Financial Derivatives/Hedging Agreements.  Except as set forth on Schedule 2.27 hereto, neither the Company nor any of its Subsidiaries are parties to or otherwise are bound by any Financial Derivative/Hedging Agreement.

For purposes of this Section 2.27, "Financial Derivative/Hedging Agreement" includes (a) any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) and (b) any combination of these transactions.

                                                          ARTICLE III

                                          REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants as follows:

Section 3.1       Organization.  The Buyer is a limited liability company duly organized and validly existing under the laws of the state of Delaware and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.  The Buyer is duly qualified to do business as a foreign entity in every jurisdiction where the character of the properties owned or leased by the Buyer or the nature of the business conducted by the Buyer makes such qualifications necessary.

Section 3.2       Validity of Agreement. The Buyer has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Buyer's obligations hereunder have been duly authorized by the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Buyer and constitutes the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles).

Section 3.3       No Conflict or Violation; No Defaults. The execution, delivery and performance by the Buyer of this Agreement does not and will not violate or conflict with any provision of its Organizational Documents and does not and will not violate any applicable provision of law, or any order, judgment or decree of any Governmental Authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any Encumbrance upon any of its properties or assets where such violations, breaches or defaults in the aggregate would have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations or financial condition of the Buyer.

Section 3.4       Consents and Approvals.  Except as set forth on Schedule 3.4, no consent, approval, authorization, license, order or permit, or declaration, filing or registration with, or notification to any Governmental Authority or any other person, is required to be obtained by the Buyer or the Buyer's affiliates in connection with the execution and delivery of this
Agreement by the Buyer or the performance of the Buyer's obligations hereunder.

Section 3.5       Brokers.  None of the Buyer or any of its affiliates has employed the services of an investment broker, financial advisor, broker or finder in connection with the Agreement or any of the transactions contemplated hereby for which the
Seller or any affiliate of the Seller would be responsible for paying any fee, commission or other amount.

Section 3.6       Financial Ability. The Buyer will have sufficient immediately available funds, in cash, at the Closing to pay the Purchase Price, as adjusted.

                                                           ARTICLE IV

                                                           COVENANTS

Section 4.1       Certain Changes and Conduct of Business.

(a)      Except as expressly provided by this Agreement or Schedule 4.1, from and after the date of this Agreement and until the Closing Date, (x) the Company shall, and shall cause each of its Subsidiaries to, conduct and maintain its business solely in the ordinary course consistent with past practices and (y) without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), the Seller will not permit the Company or any of its Subsidiaries to:

(i)      make any material change in the conduct of its businesses or operations;

(ii)     make any change in its Organizational Documents or issue any additional equity securities or grant any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for its equity securities or alter any term of any of its outstanding securities or make any change in its outstanding equity securities or other ownership interests or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii)    incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof or issue any securities convertible or exchangeable for debt securities of the Company or any Subsidiary;

(iv)     make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof except for dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

(v)      subject any of its assets, or any part thereof, to any Encumbrance other than a Permitted Encumbrance, or permit the imposition of any Encumbrance other than a Permitted Encumbrance;

(vi)     redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its equity interests or declare, set aside or pay any dividends or other distribution in respect of such equity interests, other than dividends made by Seminole to the holders of its common stock in the ordinary course of business consistent with past practices, as set forth in the formula set forth in Schedule 4.1;

(vii)    acquire any assets or properties other than in the ordinary course of business consistent with past practices;

(viii)   enter into any new or materially amend any existing employee benefit plan, program or arrangement or any employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees
         (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions;

(ix)     make or commit to make any capital expenditure or to invest, advance, loan, pledge or donate any monies to any clients or other persons or to make any similar commitments with respect to outstanding bids or proposals, except as disclosed on Schedule 4.1;

(x)      pay, except in the ordinary course of business consistent with past practices, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

(xi)     intentionally take any other action that would cause any of the representations and warranties made herein not to remain true and correct in all material respects;

(xii)    make any loan, advance or capital contribution to or investment in any person;

(xiii)   other than routine compliance filings, make any filings or submit any documents or information to FERC without prior consultation with the Buyer;

(xiv)    enter into any material settlement of any pending or threatened litigation;

(xv)     consent to the entry of any decree or order by a Governmental Authority or pay any fine or penalty that would have a
         Material Adverse Effect;

(xvi)    merge into or with or consolidated with any other corporation or acquired all or substantially all of the business or assets of any corporation, person or entity;

(xvii)   enter into any agreement or amendment, modification, or termination of any contract, lease, or license to which the Company or any Subsidiary is a party, or by which it or any of its assets or properties are bound, except those agreements, amendments, modifications or terminations effected in the ordinary course of business consistent with past practices;

(xviii)  enter into any transaction that is reasonably likely to delay materially or to affect materially and adversely the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement; or  itself to do any of the foregoing.

(b)      From and after the date hereof and until the Closing Date, the Seller shall cause the Company and each Subsidiary to:

(i)      keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

(ii)     use reasonable efforts to continue to maintain existing business relationships with affiliates, suppliers and customers to the extent that such relationships are, at the same time, reasonably judged by the Seller to be economically beneficial to the Company acting reasonably.

Section 4.2       Access to Properties and Records.  Except as may be otherwise provided for in the Transition Services
Agreement, the Seller shall afford, and shall cause the Company to afford, to the Buyer and the Buyer's accountants, counsel and representatives full reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all the Company's and its Subsidiaries' properties, books, contracts, Commitments and records (including, but not limited to, all environmental studies, reports and other environmental records) and, during such period, shall furnish promptly to the Buyer all information concerning the Company's and its Subsidiaries'
business, properties, liabilities and personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of the Seller or the conditions to the obligations of the Buyer.

Section 4.3       Reserved.

Section 4.4       Consents and Approvals. The Seller and the Buyer shall each use their commercially reasonable best efforts to obtain, or, in the case of the Seller, cause the Company to obtain, all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other persons required in connection with the execution, delivery and performance by them of this Agreement.

Section 4.5       Further Assurances.  Upon the request of the Buyer at any time after the Closing Date, the Seller will promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to perfect title of the Buyer and its successors and assigns to the Subject Membership Interest or otherwise to effectuate the purposes of this
Agreement.  If it is determined following the Closing that record and/or beneficial title to any of the Assets, are not held by the
Company or its Subsidiaries but rather is held by Seller or any of its affiliates, Seller agrees to and to cause its affiliates to execute such documents, agreements and instruments and take such action as may be reasonably required to cause such title to be effectively transferred and conveyed from Seller or its affiliates to the Company or its Subsidiaries free and clear of any
Encumbrances.

Section 4.6       Reasonable Best Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 4.7       Notice of Breach. Through the Closing Date, each of the parties hereto shall promptly give to the other parties written notice with particularity upon having knowledge of any matter that constitutes a breach of any representation, warranty, agreement or covenant contained in this Agreement.

Section 4.8       Confidential Information. During the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date hereunder, except as required by law, Governmental Authority or stock exchange rule or under the
Seller's and its affiliates' obligations pursuant to any other agreement between the Seller and the Buyer, the Seller and its affiliates shall not, directly or indirectly, disclose to any person or entity other than an affiliate or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Company or any of its Subsidiaries, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used by the Company or any Subsidiary, regardless of whether such information was or is owned on the date hereof by the Company or any Subsidiary (collectively, "Protected Information"); provided, however, that if any of the Seller or its affiliates are presently in possession of Protected Information that (x) is necessary to use in the ordinary course of business of WMB or any controlled affiliate of WMB other than the Company or any of its Subsidiaries
(collectively, "WMB and its Other Subsidiaries") and (y) cannot reasonably be redacted, segregated or otherwise separated from information about or owned by WMB and its Other Subsidiaries which is necessary to use in the ordinary course of business of WMB and its Other Subsidiaries (hereinafter, "Mixed Information"), then the Protected Information which is so imbedded in such Mixed
Information may be used by WMB and its Other Subsidiaries in the ordinary course of business; provided, that WMB and its Other
Subsidiaries may not use any such Protected Information to compete or seek to compete with the business or operations of the Company or any of its Subsidiaries as existing on the Closing Date. Upon the request of the Company, Seller Parent and its Other Subsidiaries
shall reasonably cooperate with the Company in the development of procedures intended to further implement the intent of this
Section 4.8.

Section 4.9       Non-Solicitation of Employees.  During the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date hereunder, neither the Seller nor any affiliate thereof shall for themselves or on behalf of or in conjunction with any person, directly or indirectly, solicit, endeavor to entice away from the Buyer or its affiliates
(including the Company or its Subsidiaries), or otherwise directly or indirectly interfere with the relationship of the Buyer or its affiliates (including the Company or its Subsidiaries) with any person who, to the knowledge of the Seller, is employed by the Buyer or its affiliates (including the Company or its Subsidiaries) and, directly or indirectly, involved with the business or operations of the Company and its Subsidiaries; provided, however, neither the Seller nor any affiliates thereof shall be precluded from soliciting or hiring any such employee:

(a)      who initiates discussions regarding such employment without any direct or indirect solicitation by the Seller or its affiliates;

(b)      whose employment with the Company or its Subsidiaries has been terminated prior to commencement of employment with the
         Seller or its affiliates; or

(c)      who responds to a general solicitation of employment not specifically addressed to such employees.

         Notwithstanding the foregoing, the Seller may continue to employ each Business Employee until such time as such Business
Employee becomes a Transferred Employee.

Section 4.10      Negotiations.  Subject to applicable law, from and after the date hereof, neither the Seller nor the Company, nor their officers, directors, employees, affiliates, stockholders, representatives, agents, nor anyone acting on behalf of them shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than the Buyer or its representatives) concerning any merger, sale of assets, purchase or sale of the Subject Membership Interest or similar transaction involving the Company or any division or Subsidiary thereof unless this Agreement is terminated pursuant to and in accordance with Article VII hereof. The Seller shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

Section 4.11      Tax Covenants.

(a)      WMB and Buyer shall make timely, irrevocable and effective elections under Section 338(h)(10) of the Code and any similar elections under any applicable state, local or foreign income tax law (collectively the "Section 338(h)(10) Elections") with respect to Buyer's purchase of the Subject Membership Interest and the deemed purchase(s) for Tax purposes of the stock or interests in Seminole and any other Subsidiary of the Company that is a corporation for United States federal income tax purposes (collectively, the "Qualified Stock Purchases").  To facilitate such elections, within ninety (90) days of the
         Closing Date, WMB shall deliver to Buyer an Internal Revenue Service Form 8023 and any similar forms under applicable state, local or foreign income tax law (the "Forms") with respect to the Qualified Stock Purchases, which Forms shall have been duly executed by an authorized person for WMB.  Buyer and WMB shall, within one hundred and twenty (120) days of the Closing
         Date, agree to a schedule showing the allocation of the deemed purchase price for Seminole among the assets of Seminole and any relevant Subsidiaries of Seminole, consistent with the principles of Section 338(h)(10) of the Code and the regulations thereunder (the "Allocation").  Buyer shall complete the Forms in a manner consistent with the Allocation, cause the Forms to be duly executed by an authorized person for Buyer, cause the Forms to be timely filed with the appropriate Tax authorities and provide a copy of the executed Forms to WMB.  If, after filing such Forms, any changes or supplements are required to such Forms, WMB and Buyer shall promptly endeavor to agree on such changes and, if agreed, properly execute such amended Forms.  Buyer shall timely file the Forms and any required supplements thereto that have been agreed to by the parties, and shall promptly deliver a copy of such Forms to WMB.  WMB and Seller shall provide such information as Buyer shall reasonably request in connection with the preparation of the Forms and any amendments or supplements thereto.  Buyer, the Company and its Subsidiaries, Seller, and WMB will file all Tax Returns in a manner consistent with the Allocation.

(b)      The Seller shall be liable for, and shall indemnify and hold the Buyer and its affiliates harmless from (i) any Taxes caused by or arising from the sale of the Subject Membership Interest (including, without limitation, all Taxes caused by or resulting from the Section 338(h)(10) Elections), (ii) all liability for Taxes of the Company and each of its Subsidiaries for all taxable periods ending on or before the Closing Date; (iii) the portion, determined as described below, of any Taxes which are incurred by the Company or any of its Subsidiaries for any taxable period which begins before and ends after the
         Closing Date (a "Straddle Period") which is allocable to the portion of the Straddle Period ending on the Closing Date (the
         "Pre-Closing Period") and (iv) all liability imposed upon the Company or any of its Subsidiaries on account of the inclusion of the Company or any of its Subsidiaries in a consolidated, combined, unitary or similar group, for any period or portion of a period prior to Closing.  The portion of the Taxes for a Straddle Period which are allocable to a Pre-Closing Period shall be determined, in the case of property, ad valorem or franchise Taxes (which are not measured by, or based upon, net income), on a per diem basis and excluding the consequences of the Section 338(h)(10) Elections and, in the case of other
         Taxes, by assuming that the Pre-Closing Period is a separate taxable period and by taking into account the taxable events during such period.

(c)      The Seller shall prepare and timely file (or cause to be prepared and timely filed), on a basis consistent with prior Tax
         Returns, all Tax Returns with the appropriate Federal, state, local and foreign governmental agencies relating to the
         Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date and shall timely pay all Taxes required to be paid with respect to such Tax Returns.  The Buyer shall prepare and file (or cause to be prepared and timely filed), on a basis consistent with prior Tax Returns, all Tax Returns for Straddle Periods required to be filed by the
         Company or any of its Subsidiaries and shall timely pay all Taxes required to be paid with respect to such Straddle Tax
         Return, provided, however, that the Seller shall promptly reimburse the Buyer for the portion of such Tax that relates to the Pre-Closing Period.  The Seller shall furnish to the Buyer all information and records reasonably requested by the Buyer for use in preparation of any Tax Returns.  The Buyer and the Seller agree to cause the Company and each of its Subsidiaries after the Closing Date to file all Tax Returns for any Straddle Period on the basis that the relevant taxable period ended as of the close of business on the Closing Date, to the extent permitted by applicable law.

(d)      The Seller shall cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Company or any

         Subsidiary to be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to the
         Company or any Subsidiary, and after the Closing Date neither the Company nor any of its Subsidiaries shall have any obligation to make any payment under any such agreement or arrangement.

(e)      All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the "Transfer Taxes"), shall be borne by the party on which such Transfer Taxes are imposed by applicable law. Notwithstanding anything to the contrary in this Section 4.11, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax
         Returns, and such party shall use reasonable commercial efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns.

Section 4.12      Reserved.

Section 4.13      Reserved.

Section 4.14      Bonds. The Seller shall use its reasonable best efforts to maintain the Bonds until they are released and replaced by the Buyer. "Bonds" shall mean all surety bonds, letters of credit, guarantees, cash collateral, performance bonds and bid bonds issued by the Seller and its affiliates (other than the Company and its Subsidiaries) on behalf of the Company or any of its
Subsidiaries.  The Buyer shall use its reasonable best efforts to replace and release the Bonds as promptly as reasonably practicable after the Closing Date but in no event later than 90 days from the Closing Date. The Buyer shall indemnify, defend and hold harmless the Seller and its affiliates for any and all liability, loss, damage, cost and expense incurred under such Bonds in connection with activities performed after the Closing.

Section 4.15      Transitional Trademark License.  Effective upon the Closing Date, the Seller and the Seller's affiliates hereby grant to the Company, the Subsidiaries of the Company and the Buyer a nonexclusive, nontransferable, royalty-free license, without right to sublicense, to use, solely in the Company's and its Subsidiaries' businesses as they are presently conducted, any and all trademarks, service marks, and trade names owned by the Seller and the Seller's affiliates solely to the extent appearing on existing inventory, advertising materials and property of the Company or its Subsidiaries (such as signage, vehicles, and equipment)
(collectively "Seller's Marks") for a period of six (6) months from the Closing Date ("License Period").  The Buyer, the Company and
its Subsidiaries may use such existing inventory, advertising materials and property during the License Period, but shall not create new inventory, advertising materials or property using Seller's Marks.  The Buyer, the Company and its Subsidiaries shall promptly replace or remove Seller's Marks on inventory, advertising materials and Property, provided that all such use shall cease no later than the end of the License Period.  The nature and quality of all uses of the Seller's Marks by the Buyer, the Company and its
Subsidiaries shall conform to the Seller's existing quality standards.  Immediately upon expiration of the License Period, the Buyer, the Company and its Subsidiaries shall cease all further use of Seller's Marks and shall adopt new trademarks, service marks, and trade names which are not confusingly similar to Seller's Marks.  All rights not expressly granted in this section with respect to
Seller's Marks are hereby reserved.  In the event Buyer, the Company or its Subsidiaries materially breach the provisions of this section, the Seller may immediately terminate the License Period upon twenty (20) days written notice.

Section 4.16      Non-Software Copyright License.  Effective upon the Closing Date, the Seller, for themselves and on behalf of their affiliates, hereby grant to the Company, the Subsidiaries of the Company and the Buyer a nonexclusive royalty-free, perpetual license, without right to sublicense, to use, copy, modify, enhance, and to upgrade, solely for their internal business purposes and not as a service bureau, all proprietary manuals, user guides, standards and operation procedures and similar documents owned by
Seller and/or its Affiliates and used by Company or its Subsidiaries.  All copies of the foregoing must reproduce and include all copyright and other intellectual property rights notices provided by the Seller.

Section 4.17      Intercompany Indebtedness.  Immediately prior to the Closing, the Seller shall (a) pay or cause its affiliates to pay to the Company and its Subsidiaries all indebtedness for borrowed money owed by the Seller or any of its affiliates
(other than the Company or its Subsidiaries) as of such time and (b) pay to the Company a capital contribution and cause such capital contribution to be applied to pay or satisfy all indebtedness for borrowed money owed by the Company and its Subsidiaries to the
Seller or its affiliates (other than the Company and its Subsidiaries) as of such time.

Section 4.18      SEC Required Financial Statements.  The Seller, at its sole cost and expense, shall prepare and cause to be delivered to the Buyer prior to September 15, 2002, audited and unaudited financial statements of the Company and its Subsidiaries and their respective operations, in such form and covering such periods as may be required by applicable securities laws to be filed with the Securities and Exchange Commission by the Buyer or its affiliates as a result of or in connection with the transactions contemplated by this Agreement.  Seller shall further provide and cause its affiliates to provide access to their personnel and books and records to the extent necessary for the Buyer and its representatives to confirm and verify the accuracy of such financial statements.

Section 4.19      Release of Certain Obligations.  The Seller, for itself and its affiliates, hereby agrees, from and after the
Closing, not to make or allow its affiliates to make any claims against and hereby releases, acquits and discharges the Company and its Subsidiaries and the Buyer from any and all claims, demands, obligations or causes of action which the Seller or its affiliates may have against the Companies or its Subsidiaries or the Buyer out of the activities of the Company and its Subsidiaries prior to the Closing Date, including any claims, demands, obligations or causes of action which have arisen or may arise under any agreements between the Seller or an affiliate of the Seller (other than the Company or its Subsidiaries), on the one hand, and one or more of the Company or its Subsidiaries, on the other hand, to the extent that such agreements have been terminated or have expired in accordance with their terms on or prior to the Closing or are otherwise required to be terminated by the provisions of this
Agreement.  Nothing in this Section 4.19 shall be interpreted or construed as a release of any claims, demands, obligations or causes of action pursuant to this Agreement or pursuant to agreements which continue beyond the Closing or are entered into following the
Closing Date.

Section 4.20      Delivery of Records.  The Seller shall as soon as possible following the Closing and in any event no later than 30 days following the Closing, deliver to the Buyer all Records (as hereinafter defined) pertaining to the Company, the
Company's Subsidiaries and their businesses.  The term "Records" shall mean all existing land, title, engineering, environmental, operating, FERC, Department of Transportation and other data (whether electronic or hard copy), files, documents (including design documents), instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies arising out of or relating to the Assets (including the Real Property) or such businesses and which are held by the Seller or its affiliates for use in connection with, the ownership, use, operation or maintenance of the Assets (including the Real Property) or such businesses.

                                                           ARTICLE V

                                                CONDITIONS TO OBLIGATIONS OF THE BUYER

         The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following  conditions, any one or more of which may be waived by the Buyer in its sole discretion:

Section 5.1       Reserved.

Section 5.2       No Violation of Orders.  No preliminary or permanent injunction or other order issued by any Governmental
Authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, which declares this Agreement invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and which order, decree, ruling or other action is not subject to appeal; provided, however, that prior to invoking this condition with regard to any injunction or other order issued by any Governmental Authority, the Buyer shall have used its reasonable best efforts to have such injunction or other order lifted or vacated.

Section 5.3       Compliance.

(a)      The Seller shall have performed and complied in all material respects with each of the covenants and agreements it is required under this Agreement to have performed or complied with prior to Closing; and

(b)      Each of the Seller's representations and warranties made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier time.

                                                        ARTICLE VI

                                          CONDITIONS TO OBLIGATIONS OF THE SELLER

         The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

Section 6.1       Reserved.

Section 6.2       No Violation of Orders.  No preliminary or permanent injunction or other order issued by any Governmental
Authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, that declares this Agreement invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and which order, decree, ruling or other action is not subject to appeal; provided, however, that prior to invoking this condition with regard to any injunction or other order issued by any Governmental Authority, the Seller shall have used its reasonable best efforts to have such injunction or other order lifted or vacated.

Section 6.3       Compliance.

(a)      The Buyer shall have performed and complied in all material respects with each of the covenants and agreements it is required under this Agreement to have performed or complied with prior to Closing; and

(b)      Each of the Buyer's representations and warranties made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier time.

PGE 32

                                                        ARTICLE VII

                                                TERMINATION AND ABANDONMENT

Section 7.1       Methods of Termination.  This Agreement may be    terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a)      by the mutual written consent of the Seller and the Buyer;

(b)      by the Seller, in the event that any of the conditions set forth in Section 6.1 or 6.2 cannot be satisfied;

(c)      by the Buyer, in the event that any of the conditions set forth in Sections 5.1 or 5.2 cannot be satisfied;

(d)      by the Buyer, in the event that Seller breaches or fails to perform any of its representations, warranties, covenants or agreements contained herein, which breach or failure to perform would give rise to the failure of the conditions set forth in Section 5.3 and shall not have been cured within 10 business days after receipt of written notice thereof by Buyer;

(e)      by the Seller, in the event that Buyer breaches or fails to perform any of its representations, warranties, covenants or agreements contained herein, which breach or failure to perform would give rise to the failure of the conditions set forth in Section 6.3 and shall not have been cured within 10 business days after receipt of written notice thereof by
         Seller; and

(f)      by the Buyer or the Seller at any time after December 31, 2002; provided, however, that the right to terminate this
         Agreement pursuant to this Section 7.1(d) shall not be available if the party seeking to terminate under this provision shall have failed to perform or observe in any material respect any of its obligations under this Agreement and such failure shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 7.2       Procedure Upon Termination. In the event of termination and abandonment of this Agreement pursuant to
Section 7.1, written notice thereof shall forthwith be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by the Seller or the Buyer. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this
Agreement except as provided in Sections 9.3 and 9.4 hereof; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a willful and material breach of any provision of this
Agreement occurring before such termination.

                                                        ARTICLE VIII

                                                      INDEMNIFICATION

Section 8.1       Survival. The respective representations and warranties of the parties hereto contained herein or in any certificates or other documents delivered pursuant to this Agreement on the Closing shall survive the Closing for a period of 18 months following the Closing Date; provided however, that the representations and warranties set forth in Section 2.2
(Capitalization; Title) shall survive indefinitely, the representations and warranties set forth in Section 2.21
(Environmental; Health and Safety Matters) shall survive until the fifth anniversary of the Closing Date and the representations and warranties in Section 2.9 (Taxes) shall survive for a period equal to the applicable statute of limitations (including any extensions thereof).  The respective covenants and agreements of the parties hereto contained herein or in any certificates or other documents delivered pursuant to this Agreement on the Closing shall survive the Closing for indefinitely.

Section 8.2       Indemnification Coverage.

(a)      Notwithstanding the Closing or the delivery of the Subject Membership Interest, and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have the Seller hereby indemnifies and agrees to defend, save and hold the Buyer, the Company, the Subsidiaries of the Company and each of their officers, directors, employees, agents and affiliates (other than the Seller) (collectively, the "Buyer Indemnified
         Parties") harmless for any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, Tax, expense
         (including reasonable attorneys', consultants' and experts' fees), claim or cause of action (each, a "Loss") suffered by any such Buyer Indemnified Party at any time or from time to time arising out of, relating to or resulting from any of the following:

(i)      any breach or inaccuracy in any representation by the Seller or the breach of any warranty by the Seller contained in this
         Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing;

(ii)     any failure by the Seller to perform or observe any term, provision, covenant, or agreement on the part of the Seller to be performed or observed under this Agreement; or

(iii)    the Reorganization Transactions.

(b)      Notwithstanding the Closing or the delivery of the Subject Membership Interest and regardless of any investigation at any time made by or on behalf of the Seller or of any knowledge or information that the Seller may have, the Buyer hereby indemnifies and agrees to defend, save and hold the Seller and their officers, directors, employees, agents and affiliates

         (collectively, the "Seller Indemnified Parties") harmless for any Loss suffered by any such Seller Indemnified Party at any time or from time to time arising out of, relating to or resulting from any of the following:

(i)      any breach or inaccuracy in any representation by the Buyer or the breach of any warranty by the Buyer contained in this
         Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing; or

(ii)     any failure by the Buyer to perform or observe any term, provision, covenant, or agreement on the part of the Buyer to be performed or observed under this Agreement.

(c)      The foregoing indemnification obligations shall be subject to the following limitations:

(i)      the Seller's aggregate liability under Section 8.2(a)(i) and 8.2(a)(iii) and the Buyer's aggregate liability under Section 8.2(b)(i) shall not, in either case, exceed 30% of the Purchase Price (the "Cap"); provided, however, that the Cap shall not be applicable to breaches by Seller under Section 2.2 and 2.9;

(ii)     no indemnification for any Losses asserted against the Buyer or the Seller, as the case may be, under Section
         8.2(a)(i) or Section 8.2(b)(i) shall be required unless and until the cumulative aggregate amount of such
         Losses exceeds $2,000,000 (the "Threshold"), at which point the Seller or the Buyer, as the case may be, shall be obligated to indemnify the Indemnified Party (as hereinafter defined) only as to the amount of such Losses in excess of $250,000 (the "Deductible"), subject to the limitation in Section 8.2(c)(i); provided, however, that the
         Threshold and the Deductible shall not be applicable to breaches under Sections 2.2 and 2.9;

(iii)    the amount of any Losses suffered by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, shall be reduced by any third-party insurance which such party actually receives in respect of or as a result of such Losses.
         If any Losses for which indemnification was provided hereunder is subsequently reduced by any third-party insurance or other indemnification benefit or recovery actually received by the party for which indemnification was provided, the amount of the reduction shall be remitted to the Indemnifying Party (as hereinafter defined);

(iv)     no claim may be asserted nor may any action be commenced (A) against the Seller for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1 (it being agreed and understood that if a claim for a breach of a representation or warranty is timely made, the representation or warranty shall survive until the date on which such claim is finally liquidated or otherwise resolved), or (B) against the Buyer for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1 (it being agreed and understood that if a claim for a breach of a representation or warranty is timely made, the representation or warranty shall survive until the date on which such claim is finally liquidated or otherwise resolved); and

(v)      an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Losses.

(d)      Notwithstanding anything in this Agreement to the contrary (including, without limitation, the provisions of Section
         8.2(c)(i) and (ii)), Seller hereby indemnifies and agrees to defend, save and hold the Buyer harmless from all
         Losses suffered by the Buyer resulting from any judgment or order by a Governmental Authority to return or reassign the
         Subject Membership Interest or the underlying assets of the Company and its Subsidiaries to the Seller or any affiliate of the Seller.

Section 8.3       Procedures. Any Indemnified Party shall notify the Indemnifying Party (with reasonable specificity) promptly after it becomes aware of facts supporting a claim or action for indemnification under this Article VIII, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation in its possession reasonably necessary to support and verify any Losses associated with such claim or action. Subject to Section 8.2(v), the failure to so notify the
Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party's failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder to the extent and only to the extent of such material prejudice. The Indemnifying Party shall defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party's choice at its sole cost and expense; provided, however, that the
Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party's choice and shall in any event use its reasonable best efforts to cooperate with and assist the Indemnifying Party. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

Section 8.4       Remedy. Absent fraud, and except for seeking equitable relief, from and after the Closing the sole remedy of a party in connection with (i) a breach or inaccuracy of the representations, or breach of warranties, in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing, or (ii) any failure by a party to perform or observe any term, provision, covenant, or agreement on the part of such party to be performed or observed under this Agreement, shall, in each case, be as set forth in this Article VIII.

                                                           ARTICLE IX

                                                    MISCELLANEOUS PROVISIONS

Section 9.1       Publicity. On or prior to the Closing Date, neither party shall, nor shall it permit its affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto. Notwithstanding the foregoing, in the event any such press release or announcement is required by law or stock exchange rule to be made by the party proposing to issue the same, such party shall use its reasonable best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.

Section 9.2       Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Except as contemplated by Article VIII, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 9.3       Investment Bankers, Financial Advisors, Brokers and Finders.

(a)      The Seller shall indemnify and agree to defend and hold the Buyer Indemnified Parties harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against any Buyer Indemnified Parties by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Seller, the Company or any of their Affiliates.

(b)      The Buyer shall indemnify and agree to save and hold the Seller Indemnified Parties harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against them by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Buyer or any of its affiliates (other than the Company or any Subsidiary of the Company).

Section 9.4       Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses of a party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses; provided, however, that the Seller shall be solely responsible for all legal, accounting and other fees, costs and expenses incurred by the Seller and the Company and the Subsidiaries of the Company.

Section 9.5       Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the parties at the following addresses:

(a)      If to the Buyer, to:

                           E-Cypress, LLC
                           c/o  Enterprise Products GP, LLC
                           2727 N. Loop West, Suite 700
                           Houston, Texas 77008
                           Facsimile:  (713) 880-6960
                           Attention:  President

                           Enterprise Products GP, LLC
                           2727 N. Loop West, Suite 700
                           Houston, Texas 77008
                           Facsimile:  (713) 880-6960
                           Attention:  Chief Legal Officer

(b)      If to the Seller, to:

                           The Williams Companies, Inc.,
                           Williams Natural Gas Liquids, Inc.
                           One Williams Center
                           Tulsa, Oklahoma 74172
                           Facsimile:  (918) 573-5942
                           Attention:  William von Glahn, Esq.

                           Skadden, Arps, Slate, Meagher and Flom LLP
                           Four Times Square
                           New York, NY  10036
                           Facsimile:  (212) 735-2000
                           Attention:  Nancy A. Lieberman, Esq.

or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this
Section 9.5.

Section 9.6       Entire Agreement. This Agreement, together with the Disclosure Schedules and the exhibits hereto, represent the entire agreement and understanding of the parties in connection with the purchase and sale of the Subject Membership Interest and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the Disclosure Schedules, exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7       Waivers and Amendments. The Seller, as a group, or the Buyer, may by written notice to the other:

(a)      extend the time for the performance of any of the obligations or other actions of the other;

(b)      waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement by the other party;

(c)      waive compliance with any of the covenants of the other contained in this Agreement;

(d)      waive performance of any of the obligations of the other created under this Agreement; or

(e)      waive fulfillment of any of the conditions to its own obligations under this Agreement or in any documents delivered pursuant to this Agreement by the other party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

Section 9.8       Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.
Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.9       Titles and Headings. The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.10      Signatures and Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of the Buyer or the Seller, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.11      Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity. In no event shall any party hereto be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of this Agreement or the transactions contemplated hereby.

Section 9.12      Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of Delaware and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

Section 9.13      Certain Definitions.  For purposes of this Agreement, the term:

(a)      "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person: the Company and its Subsidiaries shall be deemed to be affiliates (i) of the Seller prior to the Closing and (ii) of the Buyer from and after the Closing.

(b)      "Assets" means all of the assets (including Real Property, and tangible and intangible assets) used or necessary for the conduct of the Company's and its Subsidiaries' businesses as they are presently conducted and as conducted immediately prior to the Contributions, excluding the Omnibus Excluded Assets.

(c)      "Material Adverse Effect" means a material adverse effect on the assets, properties, business, operations, net income or financial condition of the Company and its Subsidiaries taken as a whole, it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; and (ii) any effect resulting from changes in the United
         States or global economy as a whole, except for such effects which disproportionately impact the Company and its
         Subsidiaries.

(d)      "Omnibus Excluded Assets" means (i) the Intellectual Property which is being addressed through the IT Migration Plan and
         Transition Services Agreement (as such terms are defined in the Mapletree Purchase Agreement), (ii) any assets that are designated under this Agreement or the Transition Services Agreement as excluded assets or shared assets to be retained by
         Seller or its affiliates and (iii) assets that are used primarily in the conducts of the business and operation of the assets owned by the Seller or any of its Affiliates (other than Company or its Subsidiaries) immediately following the
         Closing, and (iv) any assets used by MAPL and not owned by Seminole to provide operating services to Seminole.

(e)      "person" means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the
         Securities Exchange Act of 1934).

(f)      "Pipeline Systems" means the natural gas liquids and other pipelines, lateral lines, pumps, pump stations and other related machinery and equipment that are located on or under the Real Property and that are used or necessary for the conduct of the
         Company's and its Subsidiaries' businesses as they are presently conducted and as conducted immediately prior to the
         Contributions.

Section 9.14      Reserved.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            E-BIRCHTREE, LLC

                                                     By:  /s/Alan Armstrong
                                                          Name: Alan Armstrong
                                                          Title:Vice President

                                            E-CYPRESS, LLC

                                                     By:  /s/Michael A. Creel
                                                          Name: Michael A. Creel
                                                          Title:Vice President